Security Capital Assurance Ltd
A.S. Cooper Building
26 Reid Street, 4th Floor
Hamilton HM 11
Bermuda
(441) 279-7450

SECURITY CAPITAL ASSURANCE REPORTS FIRST QUARTER 2008 RESULTS

  First quarter 2008 net loss of ($96.8) million, or ($1.51), per common share, versus net income of $37.3 million, or $0.58, per common share in the first quarter of 2007;

  First quarter 2008 operating loss of ($2.7) million, or ($0.04) per common share, versus operating income of $44.1 million, or $0.68 per common share, in the first quarter of 2007;

  Total shareholders’ equity of $348.4 million and common shareholders’ equity of $101.8 million, or $1.58 per common share, as of March 31, 2008;

  Earnings from refundings, calls or other accelerations net of deferred acquisition costs in the first quarter of 2008 totaled $18.7 million, or $0.29 per common share, versus $1.0 million, or $0.02 per common share, in the first quarter of 2007;

  First quarter 2008 non-cash, unrealized mark-to-market losses related to credit derivative exposures of $187.2 million. Credit impairment charges of $22.2 million associated with collateralized debt obligations of asset backed securities (“CDO of ABS”) transactions included in the first quarter 2008 mark-to-market charge;

  Net realized and unrealized gains of $72.5 million, attributable to the exercise of our option under XL Financial Assurance Ltd’s (“XLFA”) capital facility to convert $200 million of trust certificates into XLFA Series B Perpetual Preferred Shares during the quarter; and

  Net case loss provisions associated with Home Equity Line of Credit (“HELOC”) and closed- end second lien (“CES”) mortgage transactions of $37.7 million.

Hamilton, Bermuda, May 8, 2008 – Security Capital Assurance Ltd (NYSE: SCA) (“SCA” or the “Company”) today announced results for the three-month period ended March 31, 2008. The net loss in the first quarter of 2008 was ($96.8) million, or ($1.51) per common share, versus net income of $37.3 million, or $0.58 per common share, in the first quarter of 2007. The net loss for the quarter was primarily due to non-cash, unrealized mark-to-market losses on financial guarantee obligations in credit derivative form of $187.2 million. As of March 31, 2008, the Company had total shareholders’ equity of $348.4 million and common shareholders’ equity of $101.8 million, or $1.58 per common share.

“The credit environment in the first quarter of 2008 continued to be very difficult,” said Paul S. Giordano, SCA’s President and Chief Executive Officer. “We are focused on trying to restructure our Company. In the first quarter, we also took steps to realign our operating costs with our present situation of writing almost no new business.”

For the first quarter of 2008, the Company reported an operating loss of ($2.7) million, or ($0.04) per common share, compared to operating income of $44.1 million, or $0.68 per common share for the first quarter of 2007. The deterioration in operating income was due to higher net losses and loss adjustment expenses, credit impairment charges associated with net credit default swap (“CDS”) exposure, and restructuring related expenses associated with severance, legal and advisory fees, offset by higher net premiums earned and net investment income.

Operating income (loss) is a non-GAAP measure that is calculated by taking net income excluding the after tax effect of: (i) net realized gains (losses) on investments, (ii) unrealized gains (losses) on derivatives net of credit impairment adjustments included in unrealized gains (losses) on derivatives and (iii) certain other items. The reconciliation of non-GAAP measures can be found in Appendix A at the end of this release.

The weighted average number of shares used in the “per share” calculations was 64,213,908 for the first quarter of 2008. This compares to weighted average shares of 64,342,897 for the first quarter of 2007.

Net Change in Fair Value of Credit Derivatives and Credit Impairment Charges Associated with CDS Exposure. The net loss during the quarter was primarily due to a $187.2 million, or $2.92 per common share, net unrealized mark-to-market loss on financial guarantee obligations executed in credit derivative form. This unrealized mark-to-market charge was partially offset by net realized and unrealized gains of $72.5 million, attributable to the exercise of our option under XLFA’s capital facility to issue XLFA Series B Perpetual Preferred Shares during the quarter. Of the first quarter 2008 mark-to-market loss, $22.2 million, or $0.35 per common share, represents credit impairment charges associated with our credit derivative exposures. These credit impairment charges represent accretion associated with the discounted amount of net anticipated claims and recoveries recorded during the fourth quarter of 2007 on our CDO of ABS portfolio and does not represent further adverse developments.

Net Change in Fair Value of Derivatives
(Dollar amounts in millions)	Gains	Losses	Net
XLFA capital facility put option	$179.5	$(107.0)	$72.5
Net earned premiums from derivatives	18.4		18.4
Change in fair value of derivative exposures
including impairments of ($22.2) million		(187.2)	(187.2)
Totals	$197.9	$(294.2)	$(96.3)

Net Cash (Used) Provided by Operating Activities. For the three months ended March 31, 2008, net cash used in operating activities was ($44.6) million compared to net cash flows provided by operating activities of $58.8 million in the comparable three-month period in 2007.

Net cash used in operating activities during the first quarter of 2008 was primarily due to the Company’s decision to cease writing substantially all new business, combined with higher expenses and claims payments made during the quarter. Gross claims paid during the quarter totaled $63.3 million and does not reflect receivables from affiliated and third-party reinsurers of $50.1 million, including $44.9 million receivable under an excess of loss reinsurance agreement with XL Insurance (Bermuda) Ltd (“XLI”).

Holding Company Liquidity. As of March 31, 2008, the holding company parent, SCA, on a stand-alone, unconsolidated basis, had cash and cash equivalents of $17.4 million.

Common and Preference Share Dividends. During the first quarter of 2008, SCA’s Board of Directors elected to not declare a quarterly dividend with respect to our common shares and a semi-annual dividend with respect to the SCA Series A Preference Shares. This election by the Company’s Board of Directors reduced cash outflow by approximately $9.9 million for the three-month period ended March 31, 2008. Any future dividends will be subject to applicable law and regulatory requirements, as well as the discretion and approval of SCA’s Board of Directors.

Merrill Lynch Litigation. As previously announced, on Febuary 22, 2008 and March 6, 2008, the Company issued notices terminating seven CDS contracts with Merrill Lynch International ("MLI"). The Company issued each of the termination notices on the basis of MLI's repudiation of certain contractual obligations under each of the CDS contracts (“MLI CDS contracts”). On March 19, 2008, MLI filed a complaint in a New York federal court challenging the effectiveness of the Company's terminations. On March 31, 2008, XL Capital Assurance Inc. (“XCLA”) filed a counterclaim seeking a judgment from the court that its terminations were effective along with an award of $28 million in damages for MLI's failure to make certain termination payments under the MLI CDS contracts. On April 18, 2008, MLI filed a motion for summary judgment, which the Company will oppose, and that is scheduled to be argued to the court on June 4, 2008. The court has also entered a scheduling order under which the case will be ready for trial in August 2008. The notional amount of the MLI CDS contracts at March 31, 2008 and December 31, 2007 aggregated $3.1 billion before reinsurance ($3.0 billion after reinsurance.)

Discussion of SCA’s First Quarter 2008 Financial and Operating Results.

Set forth below is a discussion of SCA’s operating results for the three-month period ended March 31, 2008, compared to the same period in 2007. It is important to note that in the first quarter of 2008 the Company substantially ceased writing all new business, making year over year comparisons less meaningful.

Presentation of Credit Derivatives. In December 2006, the Securities and Exchange Commission (the “SEC”) contacted the Association of Financial Guaranty Insurers (“AFGI”), of which the Company is a member, and instructed its members to recommend a uniform approach for presenting credit derivatives issued by financial guarantee insurance companies in their financial statements. The AFGI recommendation was developed in consultation with the staff of the Office of the Chief Accountant and the Division of Corporate Finance of the SEC and has been adopted by the Company effective January 1, 2008 in accordance with the transition AFGI discussed with the SEC. Although the new presentation does not affect the Company’s reported net income (loss) or shareholders’ equity, it changes the presentation of revenues, expenses, assets and liabilities. Appendix B to this press release highlights the reclassification adjustments that have been made to better facilitate comparisons to prior periods.

Adjusted Gross Premiums. In the first quarter of 2008, the Company ceased writing substantially all new business and realigned its current staffing levels to reflect this development. Accordingly, the presentation of adjusted gross premiums (“AGP”) as a non-GAAP financial measure of new business production has been suspended.

Net Premiums Earned. Net premiums earned increased 50% in the first quarter of 2008 to $58.4 million compared to $38.9 million in the first quarter of 2007. The previously referenced reclassification of certain specific revenue, expense and balance sheet lines, including net premiums earned, were associated with the accounting treatment of the Company’s CDS contracts. These adjustments reduced net premiums earned by $18.4 million in the first quarter of 2008 and $7.5 million in the first quarter of 2007, when compared against the prior method for presentation of net premiums earned. Net premiums earned associated with the Company’s CDS contracts are now presented in the “realized gains and losses and other settlements” line of the statements of operations.

Net premiums earned include accelerated premiums from refundings (“refunding premiums”). Refunding premiums increased to $20.4 million in the first quarter of 2008, compared to $1.3 million in the first quarter of 2007. Refundings increased as a number of the Company’s insured auction rate and variable rate demand municipal bond insurance policies were refinanced.

The increase in net premiums earned was primarily due to the significant increase in refunding premiums. Set forth below is a summary of net premiums earned for the three-month period ended March 31, 2008 and 2007:

Net Premiums Earned
($ in millions)	Three Months Ended March 31,
	2008	2007	% Chg
U.S. Public Finance	$26.9	$13.6	98%
U.S. Structured Finance	28.3	16.3	74%
International	21.6	16.5	31%
Reclassification Adjustments (Earned Premiums associated with
CDS contracts)	(18.4)	(7.5)	145%
Net Premiums Earned	$58.4	$38.9	50%

Net Losses and Loss Adjustment Expenses. Net losses and loss adjustment expenses were $41.5 million in the first quarter of 2008, compared to a benefit of ($1.8) million in the first quarter of 2007. Additional case loss provisions are primarily associated with adverse development on one HELOC transaction and one CES transaction that experienced additional credit deterioration during the first quarter of 2008. The gain reported in the first quarter of 2007 was the result of a $3.3 million reversal of a case reserve associated with a residential mortgage-backed securities transaction which experienced favorable development.

Paid Claims. During the three months ended March 31, 2008, the Company paid gross claims aggregating $63.3 million on guarantees of obligations supported by five HELOCs. These claims primarily relate to transactions for which the Company has established gross and net case loss reserves of $193.0 million and $62.8 million, respectively, at March 31, 2008. The gross paid claims do not reflect recoveries due from affiliated and third-party reinsurers, including XLI, totaling $50.1 million. From November 2007, through April 25, 2008, we paid gross claims aggregating $112.0 million.

Operating Expenses. Operating expenses in the first quarter of 2008 were $40.9 million, a 70% increase compared to $24.1 million of operating expenses for the same period in 2007. This quarter’s operating expenses increase was driven by a $10.3 million charge related to workforce reductions. Professional fees, primarily legal expenses and advisory fees, were $5.2 million and $1.8 million higher than in the first quarter of 2007, respectively. The increase in professional fees was primarily due to projects supporting restructuring and remediation efforts. No costs were deferred in the first quarter of 2008 because the Company ceased writing substantially all new business, which led to a $7.8 million unfavorable operating expenses variance in the first quarter of 2008 compared to the first quarter of 2007.

Corporate expenses, which are included in operating expenses and are associated with SCA being a public holding company, were $7.5 million in the first quarter of 2008 versus $3.8 million in the comparable period in 2007. The increase was primarily due to the higher expenses associated with the Company’s restructuring efforts, which were partially offset by lower executive management compensation costs.

Acquisition Costs. Acquisition costs were $5.7 million for the first quarter of 2008, a $1.7 million increase over the comparable period in 2007. The increase in acquisition costs in the first quarter of 2008 was primarily due to accelerated amortization of acquisition costs in the insurance segment due to refundings, calls and other accelerations which totaled $1.6 million.

Net Investment Income. Net investment income for the first quarter of 2008 was $32.3 million, representing an increase of 24% from $26.1 million in the comparable period of 2007. The increase in net investment income was attributable to higher invested asset balances. Average invested assets were $2.7 billion in the first quarter of 2008, compared to $2.2 billion in the first quarter of 2007. The increase was due to higher positive cash flows from investing activities and cash flows from financing activities in 2007 and the investment of $246.6 million of net proceeds associated with the issuance of the SCA Series A Preference Shares in the second quarter of 2007 and net proceeds of $200 million associated with the issuance of XLFA Series B Perpetual Preferred Shares in the first quarter of 2008. SCA’s average book yield decreased to 4.71% in the first quarter of 2008 versus 4.75% in the first quarter of 2007.

Income Taxes. The Company has established a valuation allowance against the entire deferred tax asset of the Company at March 31, 2008 and December 31, 2007. The Company’s cumulative loss in the most recent three-year period represented negative evidence sufficient to require a full valuation allowance under the provisions of Statement of Financial Accounting Standards (SFAS) No. 109, “Accounting for Income Taxes”. The Company intends to maintain a full valuation allowance for its net deferred tax asset until sufficient positive evidence exists to support reversal of all or a portion of the valuation allowance. Until such time, except for state, local and foreign tax provisions, the Company will have no net deferred tax asset.

Balance Sheet. The Company’s net loss reserves were $167.4 million at the end of the first quarter of 2008, versus $135.6 million at year-end 2007. The increase was primarily due to the additional loss reserve provisioning and loss reserve accretion which occurred during the first quarter of 2008 in connection with the Company’s insured HELOC and CES portfolios. During the first quarter of 2008, the credit impairment charges associated with the Company’s CDO of ABS portfolio were reclassified as a derivative liability on the Company’s balance sheet in order to comply with the recommendations by AFGI and the SEC and adopted by the Company. The gross credit impairment associated with the Company’s CDO of ABS portfolio, which is now included as a derivative liability, totaled $837.1 million as of March 31, 2008. As of year-end

2007, the comparable liability that was previously reflected in the “unpaid loss and loss adjustment expenses” line on the Company’s balance sheet was $829.8 million. The increase was primarily due to loss reserve accretion on insured CDO of ABS transactions executed in derivative form.

As of March 31, 2008, total assets were $3.8 billion, up 4.4% from $3.6 billion in total assets as of December 31, 2007. Book value, or common shareholders’ equity, decreased to $101.8 million as of March 31, 2008, from $180.5 million at the end of 2007. Common shareholders’ equity per share was $1.58 as of March 31, 2008, versus $2.81 at December 31, 2007. The Company’s total shareholders’ equity as of March 31, 2008 was $348.4 million.

SCA’s adjusted book value was $1.32 billion, or $20.54 per common share, as of March 31, 2008, versus $1.50 billion, or $23.39 per common share, as of December 31, 2007. Adjusted book value is a non-GAAP financial measure defined as common shareholders' equity, plus the after-tax value of deferred premiums, net of prepaid reinsurance premiums and deferred acquisition costs, plus the after-tax net present value of estimated future installment premiums in force discounted at 7%. The reconciliation of non-GAAP measures can be found in Appendix A at the end of this release.

Book value and adjusted book value per common share as of March 31, 2008, were based on the Company’s issued and outstanding shares of 64,259,009. This compares to 64,169,788 shares outstanding as of December 31, 2007.

Ratings Actions. The following ratings actions were taken with respect to SCA and its subsidiaries XLCA, XL Capital Assurance (UK) Limited (“XLCA-UK”) and XLFA, during the first quarter of 2008.

On March 26, 2008, Fitch Ratings (“Fitch”) downgraded the IFS ratings of XLCA, XLFA and XLCA-UK to “BB” (Outlook Negative) from “A” (Rating Watch Negative). Previously, on January 23, 2008, Fitch downgraded these IFS ratings from “AAA” to “A” (Rating Watch Negative). On March 4, 2008, Moody's Investors Service (“Moody’s”) announced that it placed the “A3” (Negative Outlook) IFS ratings of XLCA, XLCA-UK and XLFA on review for downgrade. Previously, on February 7, 2008, Moody’s downgraded the IFS ratings of XLCA, XLCA-UK and XLFA from “Aaa” to "A3” (Negative Outlook). On February 25, 2008, Standard & Poor’s (“S&P”) downgraded the “AAA” IFS, financial enhancement and issuer credit ratings of XLCA, XLFA and XLCA-UK to “A” (CreditWatch with Negative Implications).

NYSE Notice of Non-Compliance of Listing Criteria. On April 3, 2008, the New York Stock Exchange (“NYSE”) advised SCA that its common shares were “below criteria” for the average price of a security. According to the NYSE’s price criteria for common shares, a company is considered to be below compliance standards if the average closing price of a security is less than $1.00 over a consecutive 30 trading-day period. As of April 1, 2008, the Company’s common shares reached a 30 trading-day average closing price of $0.98. The Company notified the NYSE on April 8, 2008 that it intends to seek to cure the average price deficiency to maintain its listing. There can be no assurance that the Company will be successful in maintaining its listing on the NYSE.

Annual General Meeting. The Company’s Board of Directors has set the 2008 Annual General Meeting of common shareholders for Tuesday, May 20, 2008 at 8:30am in Hamilton, Bermuda. The record date for determining shareholders entitled to notice of, and to vote at, the Annual General Meeting was March 25, 2008.

Conference Call Information
SCA will host an earnings conference call to discuss the Company’s first quarter 2008 results on Friday, May 9, 2008 at 8:30 am Eastern Time. The Company will be accepting written questions prior to the conference call via email at InvestorRelations@scafg.com.

To access the conference call, please dial +1 888-694-4702 (U.S.) or +1 973-582-2741 (International). Please ask to be connected to “SCA’s Q1 2008 Earnings Call” and provide the following passcode: 45689498. SCA will also broadcast a live audio webcast of the conference call. The webcast will be available by visiting the “Investor Relations” section of the Company’s website located at http://www.scafg.com. Following the earnings conference call, an archive of the call will be available for 30 days by dialing +1 800-642-1687 (U.S.) or +1 706-645-9291 (International). The passcode for replay participants is: 45689498. The audio webcast of the conference call will also be archived for 30 days following the call in the “Investor Relations” section of the Company’s website located at http://www.scafg.com.

An unaudited financial supplement relating to the Company's first quarter 2008 results is available on SCA’s website located at www.scafg.com.

About Security Capital Assurance

Security Capital Assurance Ltd is a Bermuda-domiciled holding company whose common shares are listed on the New York Stock Exchange (NYSE: SCA). For more information please visit www.scafg.com.

Contact:
Investors	Media

Frank Constantinople	Michael Gormley
+1 441-279-7450	+1 441-279-7450
frank.constantinople@scafg.com	michael.gormley@scafg.com

Cindy Leggett-Flynn or Michele Loguidice
+1 212-333-3810
clf@brunswickgroup.com or
mloguidice@brunswickgroup.com

FORWARD-LOOKING STATEMENTS

This release contains statements about future results, plans and events that may constitute "forward-looking" statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. You are cautioned that these statements are not guarantees of future results, plans or events and such statements involve risks and uncertainties that may cause actual results to differ materially from those set forth in these statements. Forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond the Company's control. These factors include, but are not limited to: recent and future rating agency statements and ratings actions; the outcome of the Company’s dispute with MLI concerning the Company’s termination of seven CDS contracts; the Company’s ability to successfully implement its strategic plan; higher risk of loss in connection with obligations guaranteed by the Company due to recent deterioration in the credit markets stemming from the poor performance of subprime residential mortgage loans; the suspension of writing substantially all new business and the Company’s ability to continue to operate its business in its historic form; the development and implementation of a strategic plan; developments in the world's financial and capital markets that adversely affect the performance of the Company's investments and its access to such markets; the performance of invested assets, losses on credit derivatives or changes in the fair value of credit derivatives; the availability of capital and liquidity; the timing of claims payments and the receipt of reinsurance recoverables; greater frequency or severity of claims and loss activity including in excess of the Company’s loss reserves; changes in the Company’s reinsurance agreements with certain of its subsidiaries; the impact of provisions in business arrangements and agreements triggered by the ratings downgrades; the impact of other triggers in business arrangements including CDS contracts; changes in regulation, tax laws, legislation or accounting policies or practices; changes in officers; general economic conditions; changes in the availability, cost or quality of reinsurance or retrocessions; possible downgrade of the Company’s reinsurers; possible default by the counterparties to the Company’s reinsurance arrangements; the Company’s ability to compete; changes that may occur in Company operations and ownership as the Company matures; and other additional factors, risks or uncertainties described in Company filings with the SEC, including in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2007, and also disclosed from time to time in subsequent reports on Form 10-Q and Form 8-K. Readers are cautioned not to place undue reliance on forward-looking statements which speak only as of the date they are made. The Company does not undertake to update forward-looking statements to reflect the impact of circumstances or events that arise after the date the forward-looking statements are made.

Security Capital Assurance Ltd
Consolidated Statements of Operations
(U.S. Dollars in thousands, except per share amounts)	Three months ended March 31,
	2008	2007
Revenues
Net premiums earned	$58,353	$38,902
Net investment income	32,327	26,125
Net realized (losses) gains on investments	(1,613)	112
Change in fair value of derivatives
Realized gains and losses and other settlements	197,938	7,477
Unrealized losses	(294,244)	(7,946)
Net change in fair value of derivatives	(96,306)	(469)
Total revenues	(7,239)	64,670
Expenses
Net losses and loss adjustment expenses	41,488	(1,818)
Acquisition costs, net	5,679	3,970
Operating expenses	40,903	24,070
Total expenses	88,070	26,222
(Loss) income before tax and minority interest	(95,309)	38,448
Income tax expense	-	79
(Loss) income before minority interest	(95,309)	38,369
Minority interest - dividends on preferred shares of subsidiary	1,483	1,114
Net (loss) income	(96,792)	37,255
Perpetual preference share dividends	-	-
Net (loss) income available to common shareholders	$(96,792)	$37,255

Net (loss) income per share
Basic	$(1.51)	$0.58
Diluted	$(1.51)	$0.58

Weighted Average Shares Outstanding
Basic	64,213,908	64,136,364
Diluted	64,213,908	64,342,897

Operating Income
Net (loss) income available to common shareholders	$(96,792)	$37,255
Realized gain on exercise of put option	(179,559)	-
Net realized losses (gains) on investments	1,613	(112)
Adjustment for unrealized losses (gains) on derivatives, net of tax	294,244	7,946
Credit impairment adjustment charge included in unrealized losses
(gains) on derivatives	(22,196)	(1,017)
Total operating income available to common shareholders	$(2,690)	$44,072

Operating income per common share
Basic	$(0.04)	$0.69
Diluted	$(0.04)	$0.68

Security Capital Assurance Ltd
Consolidated Balance Sheets	As of	As of
(U.S. Dollars in thousands, except share amounts)	3/31/2008	12/31/2007
Assets
Investments
Debt Securities	$2,362,566	$2,381,249
Short term investments	3,892	49,760
Total investments	2,366,458	2,431,009

Cash and cash equivalents	480,374	249,116
Accrued investment income	17,911	21,039
Deferred acquisition costs	157,134	108,117
Prepaid reinsurance premiums	96,878	101,122
Premiums receivable	22,114	24,494
Reinsurance balances receivable	50,066	-
Reinsurance balances recoverable on unpaid losses	227,041	266,945
Intangible assets - acquired licenses	11,529	11,529
Derivative assets	293,757	354,596
Other assets	38,047	36,128
Total assets	$3,761,309	$3,604,095

Liabilities and Shareholders' Equity
Liabilities
Unpaid losses and loss adjustment expenses	$394,409	$402,519
Deferred premium revenue	890,913	927,385
Derivative liabilities	1,934,100	1,700,695
Reinsurance premiums payable	77,859	36,485
Accounts payable, accrued expenses and other
liabilities	56,632	70,948
Total liabilities	3,353,913	3,138,032

Minority Interest, preferred shares of subsidiary	59,000	39,000

Shareholder's Equity
Series A perpetual, non-cumulative shares	3	3
Additional paid in capital, preferred equity	246,590	246,590
Total paid in capital, preferred equity	246,593	246,593
Common shares	652	653
Additional paid in capital, common equity	996,339	993,916
Total paid in capital, common equity	996,991	994,569
Accumulated deficit	(928,692)	(831,900)
Accumulated other comprehensive income	33,504	17,801
Total shareholders' equity	348,396	427,063
Total liablilities, minority interest and shareholders' equity	$3,761,309	$3,604,095

Comment on Regulation G
This press release contains the presentation of operating income (loss) and adjusted book value (“ABV”). These measures are "non-GAAP financial measures" as defined in Regulation G. The reconciliations of net (loss) income available to common shareholders to operating income (loss); and total shareholders' equity to common shareholders’ equity and ABV (the most directly comparable GAAP financial measures) presented at the end of this section are in accordance with Regulation G.

We present our operations in the way we believe will be most meaningful and useful to investors, analysts, rating agencies and others who use our financial information in evaluating our performance. These non-GAAP financial measures are included herein because investors in SCA-insured bonds and other users of our financial information consider such measures important in analyzing our financial performance.

Operating Income (Loss)

While operating income (loss) is not a substitute for net income (loss) computed in accordance with GAAP, they are useful measures of performance used by management, equity analysts and investors. We believe operating income (loss) enhances the understanding of our results of operations by highlighting the underlying profitability of our business. Operating income (loss) measures net (loss) income available to common shareholders, as determined in accordance with GAAP, excluding net realized gains (losses) on investments and the after-tax impact of net unrealized gains (losses) on derivatives (other than credit impairment adjustments), and expenses related to XL Capital Ltd's secondary offering of SCA's shares. The definition of operating income (loss) used by the Company may differ from definitions of operating earnings and core earnings used by other financial guarantors.

Net realized gains (losses) on investments and the after-tax impact of net unrealized gains and losses on derivatives (other than credit impairment adjustments), which principally consist of credit derivatives we issue and interest rate swap contracts we guarantee, are excluded from operating income (loss) because they are heavily influenced by, and fluctuate, in part according to, market interest rates, credit spreads and other factors that management cannot control or predict. Although the investment of premiums to generate investment income (loss) and realized gains (losses) on investments is an integral part of our operations, the determination to realize gains (losses) on investments is independent of the underwriting process. In addition, under applicable GAAP accounting requirements, losses can be created as the result of other than temporary declines in value without actual realization. In this regard, certain users of our financial information, including certain rating agencies, evaluate earnings before tax and net gains (losses) on investments to understand the profitability of the recurring sources of income without the effects of these two variables. Furthermore, these users believe that, for many companies, the timing of the realization of gains (losses) on investments is largely opportunistic. In addition, with respect to credit derivatives and guaranteed interest rate swap contracts discussed above, because we generally hold such contracts to maturity and, accordingly, will not realize the periodic effect of the changes in fair value of these instruments, therefore, we exclude such changes from operating income (loss) (similar to other companies in the financial guarantee industry) as the changes in fair value each quarter are not indicative of underlying business performance of our operations. Also, in determining operating income (loss) for the twelve-month period ended December 31, 2007, we excluded from operating income (loss) expenses incurred by the Company in connection with the secondary offering of our common shares by XL Capital Ltd, as such expenses are not related to the conduct of the Company’s business.

Adjusted Book Value

ABV represents GAAP book value attributable to common shareholders plus the after-tax effects of deferred premium revenue, net of prepaid reinsurance premiums and deferred acquisition costs, plus the after-tax effect of the net present value of future installment premiums. Since the Company expects these items to affect future results and, in general, they do not require any additional future performance obligation on the Company's part, ABV provides an indication of the Company's value in the absence of any new business activity. While ABV is not a substitute for GAAP book value, the Company believes the presentation of ABV provides another useful measure of the value of the Company for management, equity analysts and investors. The net present value of future installment premiums included in ABV may differ materially from actual future installment premiums collected due to changes in market interest rates, refinancing activity, pre-payment speeds, defaults and other factors that management cannot control or predict.

In summary, we believe that presenting both GAAP and the aforementioned non-GAAP financial measures enable investors and other users of our financial information to analyze our performance in a manner similar to how our management analyzes performance. Also, as stated above, we believe that analysts, investors and rating agencies that follow us (and the financial guarantee insurance industry as a whole) include these items in their analyses for the same reasons previously discussed, and they request that we provide this non-GAAP financial information on a regular basis.

Appendix A
(U.S. Dollars in millions)
Net Loss and Loss Adjustment Expenses Reconciliation	Three Months Ended
	3/31/2008	3/31/2007
Net losses and loss adjustment expenses	$41.5	$(1.8)
Credit impairment adjustment included in unrealized losses on derivatives	22.2	1.0
Net losses and loss adjustment expenses including credit impairment adjustments included in unrealized
losses on derivatives	$63.7	$(0.8)

Reconciliation of Net (Loss) Income to Operating (Loss) Income and Core (Loss) Income	Three Months Ended
	3/31/2008	3/31/2007
Net (loss) income available to common shareholders	$(96.8)	$37.3
Effect of:
Realized gain on exercise of put option	(179.6)	-
Net realized (gains) losses on investments	1.6	(0.1)
Adjustment for unrealized (gains) losses on derivatives, net of tax	294.2	7.9
Credit impairment adjustment included in unrealized losses on derivatives	(22.2)	(1.0)
Operating (loss) income	(2.7)	44.1
Effect of refundings, calls and other accelerations	(18.7)	(1.0)
Core (loss) income	$(21.4)	$43.1

Reconciliation of Total Shareholders' Equity to Common Shareholders' Equity and Adjusted
Book Value (ABV)	As of
	3/31/2008	12/31/2007
Total shareholders' equity	$348.4	$427.1
Series A perpetual non-cumulative preference shares	(246.6)	(246.6)
Common shareholders' equity	101.8	180.5
After-tax value of:
Deferred premium revenue	792.9	825.4
Present value of future installment premiums[1]	651.4	681.4
Deferred acquisition costs	(139.8)	(96.2)
Prepaid reinsurance premiums	(86.2)	(90.0)
Adjusted book value	$1,320.0	$1,501.1

[1]Excludes $99.5 million at March 31, 2008 and $95.1 million at December 31, 2007 of NPVFIP that is netted against certain of our case-basis reserves for losses and loss adjustment expenses.

*Numbers may not add due to rounding.

Appendix B
Balance Sheets Showing Reclassifications
(U.S. Dollars in thousands, except share amounts)	3/31/2008	12/31/2007			12/31/2007
			Amount
Assets	Current	As reclassified	reclassified		As reported
Investments
Debt Securities	$2,362,566	$2,381,249	$-		$2,381,249
Short term investments	3,892	49,760	-		49,760
Total investments	2,366,458	2,431,009	-		2,431,009

Cash and cash equivalents	480,374	249,116	-		249,116
Accrued investment income	17,911	21,039	-		21,039
Deferred acquisition costs	157,134	108,117	-		108,117
Prepaid reinsurance premiums	96,878	101,122	-		101,122
Premiums receivable	22,114	24,494	-		24,494
Reinsurance balances receivable	50,066	-	-		-
Reinsurance balances recoverable on unpaid losses	227,041	266,945	(183,788)	(1)(2)	450,733
Intangible assets - acquired licenses	11,529	11,529	-		11,529
Derivative assets	293,757	354,596	186,232	(1)	168,364
Other assets	38,047	36,128	(2,444)	(2)	38,572
Total assets	$3,761,309	$3,604,095	$-		$3,604,095

Liabilities and Shareholders' Equity
Liabilities
Unpaid losses and loss adjustment expenses	$394,409	$402,519	$(850,569)	(1)	$1,253,088
Deferred premium revenue	890,913	927,385	-		927,385
Derivative liabilities	1,934,100	1,700,695	850,569	(1)	850,126
Reinsurance premiums payable	77,859	36,485	-		36,485
Accounts payable, accrued expenses and other liabilities	56,632	70,948	-		70,948
Total liabilities	3,353,913	3,138,032	-		3,138,032

Minority Interest, preferred shares of subsidiary	59,000	39,000	-		39,000

Shareholders' Equity
Series A perpetual, non-cumulative shares	3	3	-		3
Additional paid in capital, preferred equity	246,590	246,590	-		246,590
Total Paid in capital, preferred equity	246,593	246,593			246,593
Common shares	652	653	-		653
Additional paid in capital, common equity	996,338	993,916	-		993,916
Total paid in capital, common equity	996,991	994,569			994,569
Accumulated deficit	(928,692)	(831,900)	-		(831,900)
Accumulated other comprehensive income	33,504	17,801	-		17,801
Total shareholders equity	348,396	427,063	-		427,063
Total liablilities, minority interest and shareholders' equity	$3,761,309	$3,604,095			$3,604,095

(1) Credit impairment component of derivative fair value
(2) Other reclassification to conform to current year presentation

Statements of Operations Showing Reclassifications	Quarter ended				Quarter ended
(U.S. Dollars in thousands)	March 31, 2008				March 31, 2007
		Reclassi-		Prior		Reclassi-		Prior
	Current	fications		Presentation	Current	fications		Presentation
Revenues
Net premiums earned	$58,353	$18,379	(1)	$76,732	$38,902	$7,477	(1)	$46,379
Net investment income	32,327			32,327	26,125			26,125
Net realized gains (losses) on investments	(1,613)			(1,613)	112			112
Change in fair value of derivatives
Realized gains and losses and other settlements	197,938	(197,938)	(1)(3)	-	7,477	(7,477)	(1)	-
Unrealized losses	(294,244)	201,755	(2)(3	(92,489)	(7,946)	1,017	(2)	(6,929)
Net change in fair value of derivatives	(96,306)	3,817		(92,489)	(469)	(6,460)		(6,929)
Fee income and other	-	-		-	-			-
Total revenues	(7,239)	22,196		14,957	64,670	1,017		65,687
Expenses
Net losses and loss adjustment expenses	41,488	22,196	(2)	63,684	(1,818)	1,017	(2)	(801)
Acquisition costs, net	5,679			5,679	3,970			3,970
Operating expenses	40,903			40,903	24,070			24,070
Total expenses	88,070	22,196		110,266	26,222	1,017		27,239
(Loss) income before tax and minority interest	(95,309)	-		(95,309)	38,448	-		38,448
Income tax (benefit) expense	-			-	79			79
(Loss) income before minority interest	(95,309)	-		(95,309)	38,369	-		38,369
Minority interest - dividends on preferred shares of
subsidiary	1,483			1,483	1,114			1,114
Net (loss) income	(96,792)	-		(96,792)	37,255	-		37,255
Perpetual preference share dividends	-			-	-			-
Net (loss) income available to common
shareholders	$(96,792)	$-		$(96,792)	$37,255	$-		$37,255
(1) Premiums from credit derivative contracts
(2) Credit impairment adjustments on credit derivative contracts
(3) Settlement value of credit facility put option of $179,559
	Quarter ended				Quarter ended
EPS and Operating Income Presentation	March 31, 2008				March 31, 2007
(U.S. Dollars in thousands)		Reclassi-		Prior		Reclassi-		Prior
	Current	fications		Presentation	Current	fications		Presentation
Net (loss) income available to common
shareholders	$(96,792)	$-		$(96,792)	$37,255	$-		$37,255
Earnings Per Share Data:
Basic	$(1.51)			$(1.51)	$0.58			$0.58
Diluted	(1.51)			(1.51)	0.58			0.58
Operating Income
Net (loss) income available to common shareholders	$(96,792)	$-		$(96,792)	$37,255	$-		$37,255
Less: Realized gain on exercise of credit facility put
option	(179,559)	179,559	(3)	-
Add: Net realized losses (gains) on investments	1,613			1,613	(112)			(112)
Add: Adjustment for unrealized losses (gains) on
derivatives	294,244	(201,755)	(2)(3)	92,489	7,946	(1,017)	(2)	6,929
Less: Credit impairment adjustment included in
unrealized losses (gains) on derivatives	(22,196)	22,196	(2)	-	(1,017)	1,017	(2)	-
Total operating income available to common
shareholders	$(2,690)	$-		$(2,690)	44,072	$-		$44,072
Operating income per common share
Basic	$(0.04)			$(0.04)	$0.69			$0.69
Diluted	(0.04)			(0.04)	0.68			0.68
(1) Premiums from credit derivative contracts
(2) Credit impairment adjustments on credit derivative contracts
(3) Settlement value of credit facility put option of $179,559